                              JOHN HANCOCK FUNDS II

              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT


         AMENDMENT made this ___ day of ______, 2007, to the Advisory Agreement dated October 17, 2005, as amended, between John Hancock Funds II, a Massachusetts business trust (the "Trust"), and John Hancock Investment Management Services, LLC, a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       CHANGE IN APPENDIX A

         Appendix A to this Agreement is revised to add the advisory fees of the following funds:

                  Retirement Income Portfolio
                  Retirement Rising Income Portfolio

2.       EFFECTIVE DATE

         This Amendment shall become effective with respect to each fund set forth above (individually, a "Fund") on the later of:

(i) the date of its execution, (ii) approval by the Board of Trustees of the Trust of this Amendment, and (iii) if applicable, the date of the meeting of shareholders (or sole shareholder, if applicable) of the Fund called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Fund.

JOHN HANCOCK FUNDS II

By:
       ----------------------------------------------
         Name:
         Title:

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:
       ----------------------------------------------
         Name:
         Title:

                                   APPENDIX A

The Adviser shall serve as investment adviser for the portfolios listed below.

                  Retirement Income Portfolio
                  Retirement Rising Income Portfolio
                   (collectively, the "Retirement Portfolios")

         The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Retirement Portfolio, a fee computed separately for each Retirement Portfolio as follows (the "Adviser Fee").

         The Adviser Fee has two components: (a) a fee on net assets invested in Affiliated Funds ("Affiliated Fund Assets") and (b) a fee on net assets not invested in Affiliated Funds ("Other Assets"). Affiliated Funds are any fund of John Hancock Funds II and John Hancock Funds III.

         (a) The fee on Affiliated Fund Assets is stated as an annual percentage of the current value of the aggregate net assets of all the Retirement Portfolios determined in accordance with the following schedule and that rate is applied to the Affiliated Fund Assets of each Retirement Portfolio.

ADVISORY FEE ON AFFILIATED FUND ASSETS

                  AGGREGATE NET ASSETS OF RETIREMENT PORTFOLIOS

                                            FIRST                  EXCESS OVER
                                         $7.5 BILLION              $7.5 BILLION
                                         ------------              ------------

                                            0.060%                    0.050%

         (b) The fee on Other Assets is stated as an annual percentage of the current value of the aggregate net assets of all the Retirement Portfolios determined in accordance with the following schedule, and that rate is applied to the Other Assets of each Retirement Portfolio.

ADVISORY FEE ON OTHER ASSETS

                  AGGREGATE NET ASSETS OF RETIREMENT PORTFOLIOS

                                            FIRST                  EXCESS OVER
                                         $7.5 BILLION              $7.5 BILLION
                                         ------------              ------------

                                            0.510%                    0.500%

         With respect to each Retirement Portfolio, the term "Aggregate Net Assets of Retirement Portfolios" in the schedules above include the net assets of the particular Retirement Portfolio. These terms also includes the net assets of each of the other Retirement Portfolios, but in each case only for the period during which the subadviser for the particular Retirement Portfolio also serves as the subadviser for the other Retirement Portfolios and only with respect to the net assets of such other Retirement Portfolios that are managed by the subadviser.

         For purposes of determining Aggregate Net Assets of Retirement Portfolios and calculating the fee on Affiliated Fund Assets and the fee on Other Assets, the net assets of each Retirement Portfolio, the net assets of each Retirement Portfolio invested in Affiliated Funds and the net assets of each Retirement Portfolio invested in Other Assets are determined as of the close of business on the previous business day of the Trust.

         The fee on Affiliated Fund Assets for each Retirement Portfolio shall be based on the applicable annual Affiliated Funds fee rate for the Retirement Portfolios which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Fee Table for Affiliated Funds to the applicable portions of Aggregate Net Assets of Retirement Portfolios divided by (ii) Aggregate Net Assets of Retirement Portfolios (the "Applicable Annual Affiliated Funds Fee Rate").

         The fee on Other Assets for each Retirement Portfolio shall be based on the applicable annual Other Assets fee rate for the Retirement Portfolios which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Fee Table for Other Assets to the applicable portions of Aggregate Net Assets of Retirement Portfolios divided by (ii) Aggregate Net Assets of Retirement Portfolios (the "Applicable Annual Other Assets Fee Rate").

         The fee on Affiliated Fund Assets for each Retirement Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Affiliated Funds Fee Rate, and multiplying this product by the Affiliated Fund Assets of the Retirement Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

         The fee on Other Assets for each Retirement Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Other Assets Fee Rate, and multiplying this product by the Other Assets of the Retirement Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

         The daily Adviser Fee for each Retirement Portfolio shall be the sum of the daily fee on Affiliated Fund Assets and the daily fee on Other Assets.

         If, with respect to any Retirement Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Affiliated Funds Fee Rate or the Applicable Annual Other Assets Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


                                      A-2